"EXHIBIT (3)(C)"

                              ARTICLES OF AMENDMENT
                                       TO
                          THE ARTICLES OF INCORPORATION
                                       OF
                      INTERNATIONAL BANCSHARES CORPORATION


        Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, International Bancshares Corporation (the "Corporation") hereby adopts the following Articles of Amendment to its Articles of Incorporation:

                                   ARTICLE ONE

      The name of the corporation is International Bancshares Corporation.

                                   ARTICLE TWO

        The following amendment to the Articles of Incorporation of the Corporation was adopted by the shareholders of the Corporation on May 21, 1998 in conformity with the provisions of the Texas Business Corporation Act.

        Article IV of the Articles of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

                                   ARTICLE IV

        The aggregate number of shares which the corporation shall have the authority to issue is Forty Million (40,000,000) shares of Common Stock of the par value of One Dollar ($1.00) per share.

                                  ARTICLE THREE

        The number of shares of the capital stock of the Corporation outstanding and entitled to vote on the amendment was 11,260,197 shares of Common Stock, par value $1.00 per share.

                                  ARTICLE FOUR

        The number of shares of Common Stock, par value $1.00 per share, of the Corporation voted for (representing at least a majority of the shares entitled to vote on such matter as required by the Articles of Incorporation of the Corporation) and against the amendment, respectively, are as follows:

                             For:        9,025,257
                             Against:       84,607



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                                    ARTICLE FIVE

        The amendment will have no effect on the stated capital of the Corporation.


        EXECUTED this 22nd day of May, 1998.


                                    INTERNATIONAL BANCSHARES CORPORATION


                                    By: /s/ DENNIS E. NIXON
                                            Dennis E. Nixon, President


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